EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of November 22, 2022, is by and between CEMTREX, INC., a Delaware corporation (“Seller”), and SAAGAR GOVIL, through a company to be formed by Mr. Govil (“Purchaser”). Purchaser and Seller are referred to collectively herein as the “Parties”.

WHEREAS, Purchaser desires to acquire the Acquired Assets (as defined below) from Seller;

WHEREAS, Seller desires to sell to Purchaser such Acquired Assets, all as more particularly set forth in this Agreement; and

WHEREAS, in consideration of such sale, Purchaser will deliver to Seller the Purchase Price (as defined below), as more particularly set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

1.1. Acquired Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and take, or cause to be purchased, acquired and taken, assignment and delivery of all of the assets owned, leased or licensed by or to Seller (wherever located) that are primarily used in, or primarily related to, the Business, except for the Excluded Assets (all of the assets sold, assigned, transferred and delivered to Purchaser hereunder are referred to collectively herein as the “Acquired Assets”), free and clear of all Liens. The Acquired Assets include, all of Seller’s right, title and interest in and to the following that are used in, or related to, the Business:

(a) Cash. All Cash, bank accounts and lockboxes associated with the Business;

(b) Deposits and Prepaid Items. All deposits and advances, prepaid expenses and other prepaid items related to the Business;

(c) Assumed Contracts. All Contracts set forth on Schedule 1.1(a) (collectively, the “Assumed Contracts”);

(d) Inventories. All products, parts, supplies, materials and other inventories (wherever located), as of the Closing Date and to the extent primarily relating to the Business, including all raw materials, work in process and finished goods inventories, and specifically including those items described on Schedule 1.1(b) (the “Inventories”);

(e) Books and Records. Those books and records primarily related to the Acquired Assets (the “Acquired Records”);

(f) Marketing Materials. All email contact lists and any other marketing data and other information related to the Business;

(g) Intellectual Property. All Intellectual Property of the Business including trademarks, patents, goodwill, domain names, logos, branding, and any and all materials, intangible or otherwise, that would constitute intellectual property (the “Business Intellectual Property”);

(h) Permits. All registrations, licenses, permits, registrations, certifications, variances, waivers, interim permits, permit applications, approvals or other authorizations under any Law (the “Permits”), obtained by Seller or any Professional that are exclusively used in, or exclusively related to, the Business;

(i) Personal Property. All tangible personal property, including equipment, all supplies, spare parts, tools, furniture, furnishings, software, and hardware, used, held for use or intended to be used in the operation of the Business.

(j) Accounts Receivable. All accounts receivable, trade receivable, notes receivable and other receivables related to the Business, excluding doubtful accounts.

(k) Causes of Action. All rights, claims or causes of action of Seller against third parties in respect of any of the Acquired Assets described in clauses (a) through (j) above; provided, however, that such claims or rights shall not include any claims, causes of action, defenses and rights of offset or counterclaim relating to the Excluded Assets;

(l) Other Assets. All other assets not specifically enumerated in this Section 1.1, but otherwise solely and primarily related to the operation of the Business.

1.2. Excluded Assets. The following assets of Seller shall be retained by Seller and are not being sold or assigned to Purchaser hereunder (all of the following are referred to collectively as the “Excluded Assets”):

(a) Excluded Contracts. All Contracts to which Seller is a party or by which Seller is bound (other than the Assumed Contracts);

(b) Insurance Policies. All insurance policies of Seller and prepaid expenses associated therewith not associated with the Business;

(c) Corporate Records. Seller’s Certificate of Incorporation, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, all of Seller’s Tax Returns and books and records relating to Seller’s Tax Returns or otherwise relating to Tax matters of Seller, for all periods and other documents relating to the organization, maintenance, and existence of Seller as a corporation;

(d) Tax Refunds. All rights and interest in any refund of Taxes to the extent such refund of Taxes is for the benefit of Seller under Section 7.5;

(e) Real Property. All of Seller’s right, title and interest in and to any owned real property and any leased real property;

(f) Deposits and Prepaid Items. All deposits and advances, prepaid expenses and other prepaid items of Seller not related to the Business; and

(g) Other Excluded Assets. All of Seller’s right, title and interest in and to all of its other assets (except for the Acquired Assets).

1.3. Assumed Liabilities. The Purchaser assumes all Liabilities relating to the Business and Acquired Assets, but no other Liabilities related to assets of Seller or to the Seller’s business.

1.4. Payment of Purchase Price.

(a) For purposes of this Agreement, the “Purchase Price” shall be $895,000 comprised of:

(i) $75,000 in cash payable at Closing;

(ii) 5% royalty of all revenues on the Business to be paid 90 days after the end of each calendar year for the next three years; and should the total sum of royalties due be less than $820,000 at the end of the three year period, Purchaser shall be obligated to pay the difference between $820,000 and the royalties paid.

ARTICLE II CLOSING

2.1. The Closing. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, the closing (“Closing”) of the sale and purchase of the Acquired Assets contemplated hereby shall take place on the third Business Day following the day on which the last of the conditions set forth in Section 2.4 or Section 2.5, as applicable, to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) will be satisfied or waived in accordance with this Agreement. The Closing shall take place at the address of Seller, at 10:00 a.m., local time. The day of Closing is referred to hereinafter as the “Closing Date.”

2.2. Deliveries by Seller. At the Closing, Seller shall deliver to Purchaser the following:

(a) a bill of sale in substantially the form attached hereto as Exhibit A (the “Bill of Sale”), duly executed by Seller;

(b) evidence, in form and substance reasonably satisfactory to Purchaser, that all consents, notices and authorizations necessary to transfer the Acquired Assets to Purchaser have been obtained or given;

(c) execution of this Agreement and/or a separate agreement covering the obligations, at the discretion of the Parties, for the transfer of all Business Intellectual Property, including assignments of any Business Intellectual Property; and

(d) other instruments of transfer reasonably required by Purchaser to evidence the transfer of the Acquired Assets to Purchaser, in each case duly executed by Seller.

2.3. Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller the following:

(a) $75,000 in cash payable to Seller;

(b) the Bill of Sale, duly executed by Purchaser in favor of Seller; and

(c) execution of this Agreement and/or a separate agreement covering the obligations, at the discretion of the Parties, evidencing the 3 year royalty in favor of Seller.

2.4. Conditions to Purchaser’s Obligation. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing:

(a) The representations and warranties of Seller set forth in Article III hereof shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date.

(b) Seller shall have performed in all material respects all of the covenants and agreements required to be performed by Seller under this Agreement at or prior to the Closing.

(c) No action or proceeding by or before any Governmental Authority shall be pending wherein an unfavorable judgment, decree or order would prevent the consummation of the transactions contemplated hereby or cause such transactions to be rescinded, and no judgment, decree, order or Applicable Law that would prohibit the consummation of the Closing shall be in effect.

(d) Seller shall have delivered to Purchaser the deliverables set forth in Section 2.2(a)-(c).

2.5. Conditions to Seller’s Obligations.

(a) The representations and warranties of Purchaser set forth in Article IV hereof shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date.

(b) Purchaser shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c) No action or proceeding by or before any Governmental Authority shall be pending wherein an unfavorable judgment, decree or order would prevent the consummation of the transactions contemplated hereby or cause such transactions to be rescinded, and no judgment, decree, order or applicable Law that would prohibit the consummation of the Closing shall be in effect.

(d) Purchaser shall have delivered to Seller the deliverables set forth in Section 2.3(a)-(c).

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the corresponding sections or subsections of the disclosure schedule in agreed form delivered to Purchaser by Seller contemporaneously with this Agreement (the “Disclosure Schedule”), Seller hereby represents and warrants to Purchaser as follows:

3.1. Organization and Corporate Power. Seller is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Seller is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions where the failure to so qualify or be in good standing would result in a Seller Material Adverse Effect. Seller has full corporate power and authority to execute, deliver and perform this Agreement, the Related Agreements and all other instruments, agreements, certificates and documents contemplated hereby and thereby, and to consummate the transactions contemplated hereby and thereby and to carry on the Business as conducted at the present time.

3.2. Due Authorization. This Agreement and the Related Agreements have been duly authorized, executed and delivered by Seller and constitute or, when executed will constitute, a valid and legally binding agreement of Seller, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally or general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

3.3. No Violation; Consents.

(a) Except as set forth on Schedule 3.3(a), the execution, delivery and performance by Seller of this Agreement, the Related Agreements or any other instruments, agreements, certificates and documents contemplated hereby or thereby do not and will not (i) violate any Order applicable to Seller, any of the Acquired Assets, or the Business; (ii) violate any Law; (iii) violate or conflict with, result in a breach of, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, permit cancellation of, or result in the creation of any Lien upon any of the Acquired Assets under, any Contract to which Seller is a party or by which Seller or any of the Acquired Assets are bound; (iv) permit the acceleration of the maturity of any Indebtedness of Seller related to the Business or Indebtedness secured by the Acquired Assets; or (v) violate or conflict with any provision of the Certificate of Incorporation or bylaws of Seller.

(b) Except for as would not individually, or in the aggregate, be reasonably likely to have a Seller Material Adverse Effect, no consents or approvals of, or filings or registrations by Seller with, any Governmental Authority or any other Person not a Party are necessary in connection with the execution, delivery and performance of this Agreement, the Related Agreements or the other instruments, agreements, certificates and documents contemplated hereby or thereby by Seller and the consummation by Seller of the transactions contemplated hereby and thereby.

(c) Seller has not breached any provision of, nor is it in default under the terms of, any Contract to which it is a party or under which it has any rights or by which it is bound which primarily relates to the Business or the Acquired Assets, which breach or default would give the other party to such Contract the right to cancel or terminate such contract or accelerate performance of Seller’s obligations thereunder, and to Seller’s Knowledge, no other party to any such Contract has breached such Contract or is in default thereunder in any material respect.

3.4. Material Contracts.

(a) Schedule 3.4(a) contains an accurate and complete list of all Contracts with respect to the conduct of the Business to which Seller is a party or pursuant to which the Acquired Assets or the Business may be bound (the “Material Contracts”).

(b) True and complete copies of each of the foregoing Material Contracts, including all amendments, supplements and modifications to each such Material Contract, have been made available for review by Purchaser. Except as disclosed on Schedule 3.4(b), (i) each Material Contract is in full force and effect and is a valid, legal and binding agreement of Seller, and enforceable against the other party or parties thereto in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or general principles of equity; (ii) each Material Contract may be assigned to Purchaser without the consent of or notice to any third party; (iii) no Material Contract contains any termination right upon a change in control or sale of all or substantially all of Seller’s assets; and (iv) each Material Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby.

3.5. Financial Statements;.

(a) Seller has delivered to Purchaser the following audited and unaudited financial statements:

(i) The Seller’s SEC filings (the “Financial Statements”).

The Financial Statements fairly present the net revenue and gross profit of the Business for the periods covered thereby, are consistent with the books and records of Seller and have been prepared in accordance with GAAP. The Financial Statements do not reflect any transactions which are not bona fide transactions and do not contain any untrue statements of a fact or omit to state any fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

(b) Schedule 3.5(b) sets forth a list of (i) all Indebtedness of the Business and (ii) the principal amount of, interest rate applicable to and all accrued and unpaid interest owing on, each item of Indebtedness of the Business. Seller has provided Purchaser with true and complete copies of the notes, loan agreements or other documentation evidencing the Indebtedness of the Business prior to the date hereof.

3.6. Absence of Undisclosed Liabilities. Except as set forth in Schedule 3.6, Seller does not have any Liability related to the Business of a type required to be reflected on an balance sheet other than (a) Liabilities set forth in the Financial Statements and (b) Liabilities which have arisen after the date of the Interim Financials in the Ordinary Course of Business (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, violation of Law, claim or lawsuit).

3.7. Absence of Certain Developments. Except as set forth on Schedule 3.7, since June 30, 2022, there has occurred no Seller Material Adverse Effect and no fact or condition exists or is contemplated or threatened which would reasonably be expected to result in a Seller Material Adverse Effect. Except as set forth on Schedule 3.7, since June 30, 2022, Seller has conducted the Business only in the Ordinary Course of Business and, without limiting the generality of the foregoing, Seller has not:

(a) mortgaged or pledged any properties or assets or subjected any property or asset to any Lien, except Liens for current Taxes not yet due and payable;

(b) sold, assigned, transferred or licensed any tangible or intangible assets used in the Business (including any Business Intellectual Property) or canceled any debts or claims with respect to the Business except in the Ordinary Course of Business;

(c) made any commitment for capital expenditures with respect to the Business;

(d) suffered any theft, damage, destruction or casualty loss, whether or not covered by insurance, with respect to the Business;

(e) paid any amount, performed any obligation or agreed to pay any amount or perform any obligation, in settlement or compromise of any suits or claims of Liability against Seller or any of its directors, managers, officers, employees or agents with respect to the Business; or

(f) committed to do any of the foregoing.

3.8. Tangible Assets. Seller has good and marketable title to or a valid leasehold interest in all of the Acquired Assets, free and clear of all Liens, except for Permitted Liens. All of the tangible personal property included among the Acquired Assets and the Leased Assets has been adequately maintained in a manner consistent with normal industry practices and all such property is fully operational and in good condition in all respects (with the exception of normal wear and tear).

3.9. Intellectual Property.

(a) Seller owns or has the right to use all Business Intellectual Property. To Seller’s Knowledge, Seller has not interfered with, infringed upon, misappropriated, or violated any Intellectual Property owned by any Person other than Seller (the “Third Party Intellectual Property”), the products, services and operation of the Business have not and do not infringe, misappropriate or otherwise violate any Third Party Intellectual Property and Seller has not received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any offer to license or any claim that Seller must license or refrain from using any Third Party Intellectual Property). The Intellectual Property is not subject to any outstanding Order or ruling and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the Business Intellectual Property. To Seller’s Knowledge, no third party has interfered with, infringed upon, misappropriated, or violated any of the Business Intellectual Property in any respect.

(b) Schedule 1.1(e) identifies each patent, registered Trademark, or registered copyright included among the Business Intellectual Property, identifies each pending patent application, application for registration of any Trademark, or application for registration of any copyright which Seller has made with respect to any of the Business Intellectual Property, and any licenses or sublicenses with respect to the foregoing which are utilized or required in the conduct of the Business. Seller has delivered to Purchaser correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). Except as set forth on Schedule 1.1(e), Seller does not own or license any unregistered Trademark, copyright or computer software item in the conduct of the Business.

(c) Seller possesses all right, title, and interest in and to the Business Intellectual Property, free and clear of any Lien, license, or other restriction. To Seller’s Knowledge, the Business Intellectual Property and Seller’s rights thereto are valid and enforceable.

(d) All current and former employees, contractors and third parties who have created, conceived, reduced to practice or developed any Intellectual Property in connection with the Business have executed valid, written agreements assigning all right, title and interest in and to such Intellectual Property to Seller and have executed all documents necessary to the filing and prosecution of all Business Intellectual Property rights. Seller has taken all steps reasonably required to protect the secrecy of all trade secrets and proprietary information included in the Business Intellectual Property.

(e) All necessary documents and certificates in connection with the Business Intellectual Property have been filed with the relevant authorities in the United States or foreign jurisdictions, for the purposes of maintaining all rights in the Business Intellectual Property.

(f) The consummation of the transactions contemplated by this Agreement shall not alter, impair or extinguish any rights of Seller or any of its Affiliates in the Business Intellectual Property, and all Business Intellectual Property shall be owned or available for use by Purchaser on identical terms and conditions immediately following the Closing, without payment of any additional fees or obtaining any additional permissions or consents. Neither the execution, delivery, nor performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement will violate any applicable Laws or any privacy policies or other Contracts pertaining to the collection, storage, use, disclosure or transfer of any data protected under any applicable Law. Seller has provided to Purchaser true and correct copies of all such privacy policies and Contracts.

3.10. Compliance with Laws and Regulations; Permits.

(a) Seller has complied in all material respects with all Laws applicable to the Business.

(b) Seller owns, holds or possesses all Permits that are necessary to entitle it to own or lease, operate and use the properties and assets of the Business and to carry on and conduct the Business substantially as currently conducted. Schedule 3.10(b) sets forth a list of each Permit issued to Seller which are related to the conduct of the Business as currently conducted or the ownership of the Acquired Assets. Complete and correct copies of all of the Permits have been made available to Purchaser. Except as set forth on Schedule 3.10(b), since June 30, 2022: (i) Seller has fulfilled and performed its material obligations under each of the Permits, and no event has occurred or condition or state of facts exists that constitutes or, after notice or lapse of time or both, would constitute a material breach or default by Seller under any such Permit or that permits or, after notice or lapse of time or both, would permit revocation or termination of any such Permit; (ii) no written notice of cancellation, of default or of any dispute concerning any Permit, or of any event, condition or state of facts described in the preceding clause, has been received by Seller; and (iii) each Permit is valid, subsisting and in full force and effect and will continue in full force and effect after the transactions contemplated by this Agreement, in each case without (A) the occurrence of any breach, default or forfeiture of rights thereunder or (B) the consent, approval, or act of, or the making of any filing with, any Governmental Authority.

(c) Seller complies with the Foreign Corrupt Practices Act, 15 U.S.C. 78dd et seq., and all local laws concerning corrupt payments, including applicable export control, money laundering and anti-terrorism Laws. Neither Seller nor, to Seller’s Knowledge, any employee or contractor of Seller has, directly or indirectly, on behalf of or with respect to Seller or the Business, offered, paid, solicited or received any remuneration in violation of any Law (including any kickback, bribe, or rebate and regardless of form, whether in money, property or services) directly or indirectly, overtly or covertly, in return for obtaining or retaining business or securing an improper advantage in violation of any applicable Law.

3.11. Litigation. Except as disclosed in Schedule 3.11, with respect to the Business, there are no actions, suits or proceedings at law or in equity, arbitration proceedings, or claims, demands or investigations, pending or to Seller’s Knowledge, threatened against or involving Seller or, including any proceedings by or before any Governmental Authority. Seller is not in violation of any Order with respect to the Business.

3.12. [Reserved].

3.13. Taxes.

(a) Seller has duly and timely filed all Tax Returns that were due and that relate directly to the Acquired Assets or the Business. All such Tax Returns are true, correct, and complete in all material respects. All Taxes due and payable with respect to such Tax Returns (whether or not shown as payable), or otherwise due and payable by Seller and relating to any Acquired Asset or the Business, have been timely paid to the appropriate Governmental Authority. There are no existing Liens for Taxes on any of the Acquired Assets other than for statutory liens for Taxes not yet due and payable.

(b) Since the Balance Sheet Date, Seller has not (i) made, changed, or revoked any Tax election; (ii) settled any Tax claim; (iii) surrendered the right to any Tax refund; (iv) changed any accounting period for Tax purposes; (v) changed any method of accounting for Tax purposes; (vi) filed an amended Tax Return; or (vii) entered into any agreement with any Governmental Authority (including a “closing agreement” within the meaning of section 7121 of the Code), in each case, to the extent solely and exclusively relating to the Acquired Assets or the Business and that would result in any increase in the Liability for Taxes of Purchaser.

(c) Seller has timely and properly withheld (i) all required amounts from payments to its employees, agents, contractors, nonresidents, shareholders and other Persons and (ii) all sales, use, ad valorem, and value added Taxes, in each case, to the extent solely and exclusively relating to the Acquired Assets or the Business. Seller has timely remitted all such Taxes to the proper Governmental Authority in accordance with all applicable Laws.

(d) Seller has not extended any statute of limitations relating to any Taxes solely and exclusively relating to the Acquired Assets or the Business. No Governmental Authority has made a claim that Seller is obligated to pay Taxes or file Tax Returns as a result of conducting the Business, owning the Acquired Assets, or employing any employees in a jurisdiction in which Seller is not filing Tax Returns and paying Taxes. No audits or other proceedings are ongoing or threatened with respect to any Tax Return or Taxes of Seller that solely and exclusively relate to the Acquired Assets or the Business.

(e) Seller does not have any obligation to pay Taxes, or share Tax benefits, with another Person pursuant to any Contract that Purchaser is assuming pursuant to this Agreement (including any Contract that is an Acquired Asset).

(f) No Tax holiday or Tax incentive or grant in any jurisdiction with respect to Taxes solely and exclusively relating to the Business or the Acquired Assets will terminate (or be subject to a clawback or recapture that is payable by Purchaser) as a result of any transaction contemplated by this Agreement.

(g) Seller does not have a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or any other request pending with any Governmental Authority that solely and exclusively relates to the Acquired Assets or the Business.

(h) No Acquired Asset represents an interest in any Flow-Thru Entity for any applicable Tax purpose.

3.14. Entire Interest; All Assets. The Acquired Assets include all property, assets and rights primarily related to, primarily used in, or primarily dedicated to, the conduct of the Business as currently conducted by Seller. No Affiliate of Seller or any other Person holds any right, title or interest in any of the Acquired Assets. The Acquired Assets are adequate to conduct the Business as currently conducted.

3.15. Financial Advisors/Broker Fees. None of Seller nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

3.16. Customers and Suppliers.

(a) Schedule 3.16(a) sets forth (i) a list of names and addresses of top ten customers of the Business (the “Material Customers”) and the top ten suppliers of the Business (the “Material Suppliers”) and the dollar amount of purchase or sales which each such customer or supplier represented through June 30, 2022.

(b) Except as set forth in Schedule 3.16(b), there exists no actual or written threat of, termination, cancellation, reduction or limitation of, or any modification or change in, the business relationship of Seller with any Material Customer or group of Material Customers, or whose purchases individually or in the aggregate are material to Seller or the operation of the Business, or with any Material Supplier or group of Material Suppliers, or whose sales individually or in the aggregate are material to Seller or the operation of the Business, and there exists no present or reasonably foreseeable condition or state of facts or circumstances involving Material Customers or Material Suppliers which would reasonably be expected to cause a Seller Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Seller hereby represents and warrants to Purchaser as follows:

4.1. Organization and Corporate Power. Purchaser (a) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and (b) is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions where the failure so to qualify would have a Purchaser Material Adverse Effect. Purchaser has full power and authority to execute, deliver and perform this Agreement and the Related Agreements and to consummate the transactions contemplated hereby.

4.2. Authorization. This Agreement and the Related Agreements have been duly authorized, executed and delivered by Purchaser and constitutes or, when executed will constitute, a valid and legally binding agreement of Purchaser, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally or general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.3. Governmental Consents. No Consent of any Governmental Authority is required to be obtained or made by Purchaser in connection with the execution, delivery, and performance by Purchaser of this Agreement and the transactions contemplated hereby, except for such Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.4. No Breach. The execution, delivery and performance by Purchaser of this Agreement, the Related Agreements or any other instruments, agreements, certificates and documents contemplated hereby or thereby will not violate or conflict with any provision of the Articles of Incorporation of Purchaser; nor do such actions constitute a default of or require the consent or approval under any agreement or instrument to which Purchaser is a party or by which Purchaser’s assets are bound, or require Purchaser to obtain the approval or consent of any Governmental Authority; nor will such actions materially violate any applicable Law presently applicable to Purchaser.

4.5. Financial Advisors; Broker Fees. Neither Purchaser nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

4.6. Litigation. There are no actions, suits or proceedings pending or, to Purchaser’s knowledge, threatened against or affecting Purchaser or its Affiliates at law or in equity, by or before any Governmental Authority, arbitrator or any other Person, which could adversely affect Purchaser’s performance under this Agreement and/or the Related Agreements to which it is a party or the consummation of the transactions contemplated thereby.

ARTICLE V COVENANTS AND AGREEMENTS

5.1. Conduct of the Business. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Purchaser, Seller shall (x) conduct the Business in the Ordinary Course of Business and (y) use reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business.

5.2. Public Statements. Unless required by applicable Law, including the rules and regulations of any securities exchange, no press release or public announcement related to this Agreement or the transactions contemplated herein or any other announcement or communication shall be issued or made by any Party without the advance approval of the other Party, in which case the non-disclosing Party shall be provided a reasonable opportunity to review and provide suggested comments concerning the disclosure contained in such press release, announcement or communication prior to issuance, distribution or publication; provided, however, that if any disclosure related to this Agreement, or the transactions contemplated herein, is required by applicable Law, including the rules and regulations of any securities exchange, Purchaser shall have the right to review and comment on such disclosure and Seller shall reasonably consider including such comments prior to making such disclosure. The foregoing shall not limit Seller from publicly filing the Agreement and making additional disclosures in connection therewith, in each case as required by applicable Law and securities regulations.

5.3. Consents Not Obtained at Closing.

(a) To the extent any Contract is not capable of being assigned without the consent or waiver of the other party thereto or any third party (including any Governmental Authority), or if such assignment or attempted assignment would constitute a breach thereof or a violation of any Law or Order, neither this Agreement nor the Bill of Sale shall constitute an assignment or an attempted assignment of such Contract.

(b) If any such consents and waivers are not obtained with respect to any Contract, the Bill of Sale shall constitute an equitable assignment by Seller to Purchaser of all of Seller’s rights, benefits, title and interest in and to such Contract, to the extent permitted by Law, and Purchaser shall be deemed to be Seller’s agent for the purpose of completing, fulfilling and discharging all of Seller’s rights and liabilities arising after the Closing Date under such Contract, and Seller shall take all necessary steps and actions to provide Purchaser with the benefits of such Contract.

5.4. Cooperation. After the Closing, Seller shall, at the Parties’ shared expense, cooperate, as and to the extent reasonably requested by Purchaser, in connection with any litigation, arbitration or similar proceeding brought by or against any third party in connection with (i) any transaction contemplated by this Agreement or (ii) any fact or condition relating to the Acquired Assets or the Business. Such cooperation shall include making available to Purchaser the relevant books, records, information and employees of Seller, allowing the relevant personnel of Seller to assist Purchaser in participating in any such matter, executing and delivering documents or instruments and taking all such action as Purchaser reasonably requests in connection with such matter.

5.5. Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, Purchaser and Seller each will use their commercially reasonable efforts to cooperate and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by this Agreement.

5.6. Specific Performance. Each of Purchaser and Seller acknowledges and agrees that the other party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each of Purchaser and Seller agree that the other party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court in the United States or in any state having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto.

5.7. Further Assurances. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, including, but not limited to, transferring any Business Intellectual Property or Permits so that Purchaser becomes the holder of record of such Business Intellectual Property or Permits, each of the parties hereto will take such commercially reasonable further action (including the execution and delivery of such further instruments and documents) as any other party hereto reasonably may request. Without limiting the foregoing, Seller agrees to cooperate with Purchaser and its respective Affiliates with any post-Closing notification requirements and shall provide such information to Purchaser and its Affiliates as such Persons may reasonably require to complete such notification.

5.8. Access to Books and Records. From the date hereof until the Closing, Seller shall provide Purchaser and its authorized representatives with reasonable access, during normal business hours and upon reasonable written notice, to the books and records of Seller related to the Business in order for Purchaser to have the opportunity to make reasonable investigation thereof, in each case, if (a) permitted under applicable Law, (b) such books and records are not subject to confidentiality agreements or other non-disclosure obligations, (c) disclosing such books and records would not adversely affect any attorney-client privilege, work product or similar privilege and (d) such access does not unreasonably disrupt the operations of the Business.

5.9. Confidentiality. Subject to Section 5.8, Purchaser shall not (and shall cause its employees, agents, representatives and Affiliates not to) contact, in any manner, any officer, director, employee, manager, customer, supplier or other business relation of Seller prior to the Closing without the prior written consent of Seller.

5.10. Receivables. From and after the Closing, if Purchaser or its Affiliates receives or collects any funds relating to any Excluded Asset, Purchaser or its Affiliate shall remit any such funds to the applicable Seller within five Business Days after its receipt thereof.

5.11. Royalties. Purchaser agrees to pay Seller the royalties specified in the Royalties Schedule described in Section 5.11(e) (“Royalties”). All payments will be in U.S. dollars via wire transfer of immediately available funds to an account designated by Seller within 90 days of the end of each calendar year in which the Royalties are accrued.

(a) Royalty Statement. Purchaser agrees to provide Seller with a written statement each year with each Royalty payment setting forth the Revenue received based on the Business for the previous calendar year.

(b) Records. Purchaser agrees to keep true and accurate records containing all data necessary for the proper computation of the Royalties associated with the Royalties Schedule described in Section 5.11(e) (below). Such records shall be available for inspection by Seller and/or Seller’s designated accountant at least once a calendar year, by Seller providing at least twenty-one (21) days prior written notice to Purchaser, and shall remain available for a period of at least three (3) years after the calendar year in which the Royalties accrued. Any adjustments to the Royalty payments specified in the Royalties Schedule described in Section 5.11(e) to compensate for any errors or omissions relating to the amounts payable under the Royalties Schedule shall be made by Purchaser within thirty (30) days of notification of the adjustment. The costs of any such inspection, including, but not limited to, any costs incurred by Seller via Seller’s accountant(s) and/or attorney(s), shall be borne by the Purchaser in the event that errors or omissions are found greater than $3,000 in any one year.

(c) Confidential Information. Information obtained from Purchaser regarding any Royalties shall be held in strict confidence by Seller and is not to be used for any other purpose except to verify the accuracy of the Royalties and fees paid to Seller according to the Royalties Schedule described in Section 5.11(e). In case of dispute relating to the amount of the Royalties owed or paid and of further litigation relating thereto, or in the case of a disclosure required by law or regulation, Seller shall be free to make use of the information collected regarding any royalties. Seller shall also be permitted to disclose such Royalty information to its Affiliates, accountants, legal advisors, agents, investors, and contractors; provided that such parties are bound by comparable confidentiality restrictions.

(d) Late Payment. Any amounts payable to Seller that remain unpaid after the due date per Section 5.11(e) shall be subject to a late payment charge equal to 5% above the then current SOFR rate for payment default, from the due date until such amount is paid.

(e) Royalties Schedule. Royalties shall be calculated based on the Revenue received using the following schedule.

Years	Percentage of Revenue	Due Date
1-5	5%	90 days from year end

5.12. Governmental Approvals and Consents. Each party hereto shall, as promptly as possible, use its commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Related Agreements. Each party shall cooperate with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Seller and Purchaser each will, upon request by the other, furnish the other with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Purchaser, Seller or any of their respective subsidiaries to any third party and/or any Governmental Authority in connection with the transactions contemplated by this Agreement.

(c) Seller and Purchaser shall, subject to applicable Law, promptly (i) cooperate and coordinate with the other in the taking of the actions contemplated by Section 5.13(a) and (ii) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall, subject to applicable Law, promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement. If Seller or Purchaser receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement, then it shall use commercially reasonable efforts to make, or cause to be made, as soon as reasonably practicable and after consultation (subject to Applicable Law) with the other party, an appropriate response in compliance with such request, and, if permitted by Applicable Law and by any applicable Governmental Authority, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Authority in respect of any filing made thereto in connection with the transactions contemplated by this Agreement

ARTICLE VI SURVIVAL; INDEMNIFICATION

6.1. Survival. The representations and warranties of the Parties contained herein or in any other certificate or other writing delivered pursuant hereto shall survive the Closing and shall expire on the date that is twelve (12) months after the Closing Date (the “Survival Period”);

6.2. Indemnification by Seller. Seller agrees to indemnify Purchaser and each of its Affiliates and their respective officers, directors, employees and agents (collectively, “Purchaser Indemnitees”) against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them arising out of or relating to any of the following:

(a) any breach of or any inaccuracy in any representation or warranty made by Seller pursuant to this Agreement;

(b) any breach of or failure by Seller to perform any covenant or obligation of Seller set forth in this Agreement;

(c) any Liabilities not expressly assumed hereunder (including any Liability for any Excluded Tax);

(d) the use, operation or ownership of any of the Acquired Assets or the Business on or prior to the Closing Date whether discovered prior to, on or after the Closing Date; and

6.3. Indemnification by Purchaser. Purchaser agrees to indemnify Seller and each of its Affiliates, officers, directors, employees and agents (collectively, “Seller Indemnitees”) against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them arising out of or relating to any of the following:

(a) any breach of or any inaccuracy in any representation or warranty made by Purchaser pursuant to this Agreement;

(b) any breach of or failure by Purchaser to perform any covenant or obligation of Purchaser set out or contemplated in this Agreement; and

(c) Liabilities and obligations to the extent relating to Purchaser’s operation of the Business and the Acquired Assets on and after the Closing; provided, however, that such Losses do not relate to Losses for which any Purchaser Indemnitee is entitled to indemnification under this Agreement.

6.4. Indemnification Procedures.

(a) Notice of Claims; Assumption of Defense. The indemnified Party shall give prompt notice to the indemnifying Party, in accordance with the terms of Section 9.3, of the assertion of any claim, or the commencement of any suit, action or proceeding by any Person, in respect of which indemnity may be sought hereunder, specifying with reasonable particularity the basis therefor and giving the indemnifying Party such information with respect thereto as the indemnifying Party may reasonably request, but the giving of such notice shall not be a condition precedent to indemnification hereunder (unless the indemnifying Party is actually prejudiced by the failure to give notice). The indemnifying Party may, at its own expense, (i) participate in the defense of any claim, suit, action or proceeding and (ii) upon notice to the indemnified Party and the indemnifying Party’s written agreement that the indemnified Party is entitled to indemnification pursuant to Section 6.2 or Section 6.3 for Losses arising out of such claim, suit, action or proceeding, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof; provided, however, that (A) the indemnifying Party’s counsel is reasonably satisfactory to the indemnified Party; (B) the indemnifying Party has confirmed in writing its responsibility for such Losses to such indemnified Party under Section 6.2 or 6.3, as applicable and (C) the indemnifying Party shall thereafter consult with the indemnified Party upon the indemnified Party’s reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. If the indemnifying Party assumes such defense, the indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying Party. If, however, in the opinion of the indemnified Party’s counsel, the representation by the indemnifying Party’s counsel of both the indemnifying Party and the indemnified Party would present such counsel with a conflict of interest, then such indemnified Party may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding and the indemnifying Party shall pay the fees and disbursements of such separate counsel. Whether or not the indemnifying Party chooses to defend or prosecute any such claim, suit, action or proceeding, all of the Parties shall cooperate in the defense or prosecution thereof.

(b) Settlement or Compromise. Any settlement or compromise made or caused to be made by the indemnified Party or the indemnifying Party, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in this Section 6.4 shall also be binding upon the indemnifying Party or the indemnified Party, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that the indemnifying Party shall not settle or compromise any such claim, or otherwise acknowledge or admit the validity of such claim or any Liability in respect thereof if such settlement, compromise, acknowledgement or admission (i) would result in an order, injunction or other equitable remedy in respect of the indemnified Party or would otherwise have a direct adverse effect upon the indemnified Party’s continuing operations, (ii) would give rise to any Liability on the part of the indemnified Party for which the indemnifying Party shall have not agreement in writing that such indemnifying Party is solely obligated to satisfy and discharge the claim, (iii) would result in Liabilities which, taken together with other existing claims under this Article VII, would not be fully indemnified hereunder, or (iv) would reasonably be expected to increase the Liability of the indemnified Party for Taxes after the Closing Date; in each case, without the prior written consent of the indemnified Party, which consent will not be unreasonably withheld or delayed. The indemnified Party will give the indemnifying Party at least 30 days’ notice of any proposed settlement or compromise of any claim, suit, action or proceeding it is defending, during which time the indemnifying Party may assume the defense of, and responsibility for, such claim, suit, action or proceeding and if it does so the proposed settlement or compromise may not be made.

(c) Failure of Indemnifying Party to Act. In the event that the indemnifying Party does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the indemnified Party to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the indemnifying Party of its obligations hereunder; provided, however, that the indemnified Party shall have given the indemnifying Party at least 30 days’ notice of its proposed failure to defend or participate and affords the indemnifying Party the opportunity to assume the defense thereof prior to the end of such period.

(d) Procedure for Indemnification. Upon becoming aware of a claim for indemnification hereunder (whether as a result of any claim, suit, action or proceeding of the kind referred to in this Section 6.5 or in connection with any Losses which the indemnified Party deems to be within the ambit of this Article VII or otherwise), the indemnified Party shall give, in accordance with the terms of Section 8.3, notice of such claim (a “Claim Notice”) to the indemnifying Party, providing reasonable detail of how the claim has arisen and an estimate (if possible) of the amount the indemnified Party reasonably anticipates that it will be entitled to on account of indemnification by the indemnifying Party. If the indemnifying Party does not object to such indemnification claim within thirty (30) days of receiving notice thereof, the amount of such Claim Notice shall be deemed final and undisputed and the indemnified Party shall be entitled to recover the amount of such claim.

6.5. Calculation of Indemnity Payments. The amount of any Loss for which indemnification is provided under this Article VI shall be net of any amounts recovered or recoverable by the indemnified Party under insurance policies with respect to such Loss and shall be (a) increased to take account of any net Tax cost actually incurred by the indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (b) reduced to take account of any net Tax benefit actually realized by the indemnified Party arising from the incurrence or payment of any such indemnified amount. In computing the amount of any such Tax cost or Tax benefit, the indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified amount. For purposes of determining the existence of, and calculating the amount of, any Losses arising out of or resulting from any breach of any representation or warranty of any Party set forth in this Agreement, any reference to “Material Adverse Effect” or “materiality” or other correlative terms in such representations or warranties shall be disregarded.

6.6. Right of Setoff. With respect to claims for Losses under this Article VII by any Purchaser Indemnitee, such Purchaser Indemnitee shall have the right to demand from Seller satisfaction of such excess amounts:

(a) First, by payment of cash; and

(b) Second, through a set-off against any amounts owed by Purchaser to Seller under this Agreement or any Related Agreement.

For the avoidance of doubt, neither the exercise of nor the failure to exercise such right of setoff or to give a notice of a claim under the Escrow Agreement will constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other remedies that may be available to it.

6.7. Tax Treatment of Indemnity Payments. For all Tax purposes, Purchaser and Seller agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Purchase Price, unless otherwise required by Law.

6.8. Expiration of Claims. The ability of any Purchaser Indemnitee to receive indemnification from Seller under Section 6.2(a), shall terminate upon expiration of the Survival Period. If a Purchaser Indemnitee made a claim for indemnification pursuant to Section 6.2(a) prior to the expiration of the Survival Period, such claim and the right to be indemnified hereunder with respect to such claim shall survive the expiration of the Survival Period until the final resolution of such claim and the payment of all indemnifiable amounts with respect thereto (if any).

ARTICLE VII TAX MATTERS

7.1. Filing of Tax Returns. Seller, at its sole cost and expense, shall timely file all Tax Returns to be filed prior to the Closing with respect to the Business and the Acquired Assets, and all Tax Returns of Seller, and timely pay all Taxes due with respect to such Tax Returns. To the extent any such Tax Return could affect the Taxes of Purchaser, such Tax Return shall be prepared consistently with the practices and procedures of Seller before the date hereof. Purchaser, at its sole cost and expense, shall timely file all Tax Returns with respect to the Business and the Acquired Assets due after the Closing Date and all Tax Returns of Purchaser. Purchaser shall deliver any Tax Return with respect to the Business and the Acquired Assets due after the Closing Date that relates to periods before the Closing Date and was not prepared consistently with past practices, procedures, or accounting methods to Seller for Seller’s review and comment. Purchaser shall incorporate any timely and reasonable comments made by Seller in the final Tax Return prior to filing. No failure or delay of Purchaser in providing such Tax Returns for Seller to review shall reduce or otherwise affect the obligations or liabilities of Seller pursuant to this Agreement except to the extent Seller is actually prejudiced by such delay or failure.

7.2. Allocation of Taxes. For purposes of this Agreement, if any Tax (or Tax refund) relates to a period that begins on or before and ends after the Closing Date, the Parties shall use the following conventions for determining the portion of such Tax (or Tax refund) that relates to a Pre-Closing Tax Period and the portion that relates to a Post-Closing Tax Period: (a) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount of Taxes (or Tax refunds) attributable to the Pre-Closing Tax Period shall be determined by multiplying the Taxes for the entire period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period, and the remaining amount of such Taxes (or Tax refunds) shall be attributable to the Post-Closing Tax Period; and (b) in the case of all other Taxes (including income Taxes, employment Taxes and sales and use Taxes), the amount of Taxes (or Tax refunds) attributable to the Pre-Closing Tax Period shall be determined as if a separate return was filed for the period ending as of the end of the day on the Closing Date using a “closing of the books methodology,” and the remaining amount of the Taxes (or Tax refunds) for such period shall be attributable to the Post-Closing Tax Period. For purposes of clause (b), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the period ending on the Closing Date based on the mechanics set forth in clause

(a) for periodic Taxes.

7.3. Cooperation on Tax Matters. Purchaser and Seller shall (a) assist in the preparation and timely filing of any Tax Return relating to the Business or the Acquired Assets; (b) assist in any audit or other proceeding with respect to Taxes or Tax Returns relating to the Business or the Acquired Assets; (c) retain for the full period of any statute of limitations and make available any information, records, or other documents relating to any Taxes or Tax Returns relating to the Business or the Acquired Assets; (d) provide any information required to allow Purchaser or Seller to comply with all information reporting or withholding requirements contained in the Code or other applicable Laws; and (e) provide certificates or forms, and timely execute any Tax Return that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

7.4. Transfer Taxes. Any and all goods and services, sales, use, purchase and transfer Taxes, including any value added, excise, stock transfer, gross receipts, stamp duty, real estate transfer and real, personal, or intangible property transfer Taxes and other such Taxes and any conveyance fees or recording charges due by reason of the transfer of the Acquired Assets, including any interest or penalties in respect thereof (the “Transfer Taxes”) shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Purchaser. Purchaser shall make any required filings with respect to Transfer Taxes and Seller shall promptly pay its portion of Transfer Taxes to Purchaser.

7.5. Tax Refunds. All refunds for Taxes that are Excluded Taxes and one hundred percent (100%) of all refunds for any Transfer Taxes shall, in each case, be for the benefit of Seller; provided, however, any refund for any such Tax that Purchaser paid that Seller has not indemnified for under this Agreement shall be for the benefit of Purchaser. To the extent Purchaser receives a refund that is for the benefit of Seller, Purchaser shall promptly pay the amount of such refund to Seller (without interest, other than interest received from the applicable Governmental Authority, and net of any out-of-pocket costs or Taxes incurred by Purchaser with respect to obtaining such refund). All refunds for Taxes (other than Excluded Taxes), and all refunds for Taxes attributable to the Acquired Assets, the Business, or any employee of the Business or Seller for any Post-Closing Tax Period shall be for the benefit of Purchaser. To the extent Seller receives a refund that is for the benefit of Purchaser, Seller shall promptly pay the amount of such refund to Purchaser (without interest, other than interest received from the applicable Governmental Authority, and net of any reasonable out-of-pocket costs or Taxes incurred by Seller with respect to obtaining such refund).

ARTICLE VIII TERMINATION

8.1. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Purchaser and Seller;

(b) by Purchaser, if there has been a violation or breach by Seller of any covenant, representation or warranty of Seller contained in this Agreement that would prevent the satisfaction of any condition to the obligation of Purchaser to consummate the Closing, and such violation or breach has not been expressly waived in writing by Purchaser, or has not been cured by Seller within thirty (30) days after written notice thereof from Purchaser (or has not been cured by Seller within five (5) days after written notice thereof from Purchaser in the event such Seller fails to consummate the Closing on the second Business Day following satisfaction or waiver of each of the conditions set forth in Article II (other than conditions that are to be satisfied at Closing)).

(c) by Seller, if there has been a violation or breach by Purchaser of any covenant, representation or warranty contained in this Agreement that would prevent the satisfaction of any condition to the obligations of Seller to consummate the Closing, and such violation or breach has not been expressly waived in writing by Seller, or has not been cured by Purchaser within thirty (30) days after written notice thereof from Seller (or has not been cured by Purchaser within five (5) days after written notice thereof from Seller in the event Purchaser fails to consummate the Closing on the second Business Day following satisfaction or waiver of each of the conditions set forth in Article II (other than conditions that are to be satisfied at Closing)).

(d) by either Purchaser or Seller, if the transactions contemplated hereby have not been consummated on or prior to December 31, 2022 (the “Termination Date”); provided, that (i) if the satisfaction, or waiver by the appropriate party, of all of the conditions contained in Article II hereof (other than those conditions that by their terms or nature are to be satisfied at the Closing) occurs two Business Days or less prior to the Termination Date, then neither Purchaser nor Seller shall be permitted to terminate this Agreement pursuant to this Section 8.1(d) until the third Business Day after the Termination Date; and (ii) neither Purchaser nor Seller shall be entitled to terminate this Agreement pursuant to this Section 8.1(d) if such Person’s or its Affiliates’ breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

(e) by either Purchaser or Seller, if any Governmental Authority issues any order, judgment, injunction, decree or other legally binding pronouncement permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby, which shall have become final and non- appealable; provided, that the party seeking termination of this Agreement pursuant to this Section 8.1(e) used commercially reasonable efforts (in accordance with the terms of this Agreement and Section 5.12) to resist and otherwise challenge the entry of such order, judgment, injunction, decree or other legally binding pronouncement.

8.2. Effect of Termination. In the event of any termination of this Agreement as provided above, this Agreement shall immediately become void and of no further force or effect (other than this Section 8.2 and Article IX hereof and the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with their terms), and there shall be no liability on the part of any of Purchaser or Seller to any other party hereunder, except that each party hereto shall be liable for any fraud or any willful breach of this Agreement that was committed prior to such termination. For purposes of clarification, if a party does not consummate the transactions contemplated hereby at the time required hereby in circumstances in which all of the conditions set forth in Section 2.4 or 2.5, as applicable, have been satisfied (or could be satisfied at the Closing), such circumstance or failure to close shall be deemed to be a willful breach of this Agreement.

ARTICLE IX MISCELLANEOUS

9.1. Expenses. Seller, on the one hand, and Purchaser, on the other hand, shall each pay its own expenses (including the fees and expenses of their respective agents, representatives, counsel and accountants) incidental to the preparation, negotiation, and consummation of this Agreement and the transactions contemplated hereby.

9.2. Bulk Sales Laws. The Parties waive compliance with the requirements of the applicable Bulk Sales Laws in connection with the consummation of the transactions contemplated hereby.

9.3. Notices. Any notice, request, demand or other communication given by any Party under this Agreement (each a “notice”) shall be in writing, may be given by a Party or its legal counsel, and shall be deemed to be duly given (a) when personally delivered, or (b) upon delivery by an internationally recognized express courier service which provides evidence of delivery, or (c) when three (3) days have elapsed after its transmittal by registered or certified mail, postage prepaid, return receipt requested, addressed to the Party to whom directed at that Party’s address as it appears below or another address of which that Party has given notice, (d) when delivered by facsimile transmission if a copy thereof is also delivered in person or by overnight courier, or (e) on the date of transmission if sent by electronic mail. Notices of address change shall be effective only upon receipt notwithstanding the provisions of the foregoing sentence.

If to Seller, to:

Cemtrex, Inc.

135 Fell Ct

Hauppauge, NY 11788 Attn: Board of Directors
Email: board@cemtrex.com

If to Purchaser, to:

Saagar Govil

276 Greenpoint Ave, Ste 209

Brooklyn, NY 11222

Email: sgovil@smartdesk.com

9.4. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. This Agreement or any part thereof, may not be assigned without the prior written consent of the other Parties, which consent may be withheld in the sole discretion of the other Parties; provided, however, that Purchaser may, without the consent of Seller, (a) collaterally assign its rights under this Agreement to any Person that provides funds to Purchaser or its Affiliates, (b) assign any or all of its rights and obligations to one or more Affiliates of Purchaser or (c) assign any or all of its rights and obligations to any acquirer of all or substantially all of the Business, whether by merger, asset purchase, stock purchase or otherwise.

9.5. Entire Agreement; Modification. This Agreement supersedes all prior agreements and understandings between the Parties or any of their respective Affiliates (written or oral) relating to the subject matter hereof, and is intended to be the entire and complete statement of the terms of the agreement between the Parties, and may be amended or modified only by a written instrument executed by the Parties. The waiver by one Party of any breach of this Agreement by the other Parties shall not be considered to be a waiver of any succeeding breach (whether of a similar or a dissimilar nature) of any such provision or other provision or a waiver of any such provision itself. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any Party.

9.6. Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9.7. Governing Law. This Agreement shall be exclusively interpreted and governed by the Laws of the State of Delaware, without regard to its conflict of law provisions.

9.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

9.9. Further Assurances. Each of the Parties shall execute such documents and other papers and take such further actions as may be required to carry out the provisions hereof and the transactions contemplated hereby, including for the purpose of vesting Purchaser with full right, title and interest in, to and under, and/or possession of all of the assets used in the Business (other than the Excluded Assets), including such assets owned by any Person (other than Seller) that is an Affiliate of Seller.

9.10. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.11. No Third Party Beneficiaries. Neither this Agreement nor any provision hereof is intended to confer upon any Person (other than the Parties and as provided in Section 9.4(a)) any rights or remedies hereunder. Without limiting the generality of the immediately preceding sentence, no employee of Seller shall acquire any rights or remedies as a result of this Agreement, and the employees of Seller shall have no right whatsoever to enforce any provision of this Agreement.

9.12. Consent to Jurisdiction. The Parties hereby irrevocably consent and voluntarily submit in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby to personal jurisdiction in the State of New York in and by the federal, state and local courts located in the State of New York, and agree that they may be served with process in any such action by certified or registered mail, return receipt requested, as provided in Section 9.3 hereof, or to their respective registered agents for service of process in the state of their incorporation. The Parties each irrevocably and unconditionally waives and agrees not to plead, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of venue or the convenience of the forum of any action with respect to this Agreement.

9.13. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

9.14. Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. All references to contracts, agreements, leases or other arrangements shall refer to oral as well as written matters. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE X DEFINITIONS

10.1. Definitions. The following terms shall have the following meanings for purposes of this Agreement.

“Action” shall mean any (a) Order, suit, litigation, proceeding, hearing, arbitration, action, settlement agreement, corporate integrity agreement or audit or (b) claim, charge, complaint, demand, investigation or dispute

“Affiliate” as applied to any Person, shall mean (a) any other Person directly or indirectly controlling, controlled by, or under common control with, that Person or (b) any director or executive officer with respect to such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, and such “control” will be presumed if any Person owns 30% or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person.

“Bulk Sales Laws” shall mean the Laws of any jurisdiction relating to bulk sales which are applicable to the sale of the Acquired Assets by Seller hereunder.

“Business” shall mean [_____________________________________________].

“Business Day” shall mean any day other than (a) a Saturday or Sunday or (b) a day on which banks are authorized to close in New York, New York.

“Cash” shall mean for Seller, as of any date of determination, the aggregate amount of unencumbered cash of Seller.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contract” shall mean any contract, lease, commitment, sales order, purchase order, agreement, indenture, mortgage, note, bond, instrument, plan or license.

“Employee” shall mean any and all current and former employees of Seller involved in the Business.

“Excluded Taxes” shall mean any Liability for the following Taxes (whether such Liability is direct or as a result of transferee or successor liability, joint and/or several liability, pursuant to a Contract or other agreement, a result of filing a Tax Return, pursuant to an adjustment or assessment by a Governmental Authority, by an obligation to withhold, or otherwise, and, in each case, whether disputed or not): (a) Taxes of Seller (including all income, franchise, net worth or other similar Taxes of, or imposed on, Seller and Taxes that relate to any employee of the Business or Seller); and (b) Taxes that relate to the Business or the Acquired Assets for only the Pre-Closing Tax Period. For avoidance of doubt, Transfer Taxes shall not be treated as an Excluded Tax and shall be governed by Section 7.4.

“Flow-Thru Entity” means (a) any entity, plan or arrangement that is treated for income Tax purposes as a partnership, (b) a “controlled foreign corporation” within the meaning of section 957 of the Code, or (c) a “passive foreign investment corporation” within the meaning of section 1297 of the Code.

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” shall mean the government of the United States or any foreign country or any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government entities established to perform such functions.

“Indebtedness” shall mean, without duplication (a) all indebtedness for borrowed money, (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including, without limitation, “capital leases” in accordance with United States generally accepted accounting principles (other than trade payables entered into in the ordinary course of business), (c) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (f) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (h) all contingent obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above;

“Intellectual Property” means all worldwide (a) trade names, trademarks, service marks, certification marks, trade dress, Internet domain names and social media accounts, all applications and registrations for any of the foregoing, all renewals and extensions thereof and all goodwill of the Business associated with any of the foregoing (“Trademarks”); (b) patents, utility models and industrial design registrations and applications for any of the foregoing, including all provisionals, continuations, continuations-in-part, divisionals, reissues, reexaminations, extensions and renewals; (c) works of authorship and copyrights, including software and databases, all applications and registrations for the foregoing, all renewals and extensions thereof and all moral rights associated with any of the foregoing; (d) trade secrets and proprietary information, including confidential and proprietary information and know- how, inventions (whether or not patentable), invention disclosures, algorithms, designs, drawings, prototypes, business methods, processes, discoveries, ideas, formulae, manufacturing techniques, specifications, and engineering data, (e) all moral and economic rights of authors or inventors, however denominated, (f) any similar or equivalent rights to any of the foregoing throughout the world, (g) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), and (h) all rights to sue and recover damages for past, present and future infringement, misappropriation or other violations of any of the foregoing.

“Law” shall mean any law, statute, regulation, ordinance, rule, rule of common law, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority, including state, federal and foreign criminal and civil laws and/or related regulations.

“Leased Assets” shall mean all tangible assets subject to any personal property leases, or otherwise leased by Seller in connection with the operation of the Business.

“Liabilities” shall mean any debt, claim, obligation or liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether matured or unmatured, whether liquidated or unliquidated and whether due or to become due), including those arising under any Law or Contract and including any liability for Taxes.

“Lien” shall mean, with respect to any property or asset, any security interest, lien, charge, mortgage, deed, assignment, pledge, hypothecation, encumbrance, servitude, easement, encroachment, lease or sublease, restriction, claim, judgment, option, right of first offer, right of first refusal or interest of another Person of any kind or nature.

“Losses” shall mean all Liabilities, losses, costs, damages, Taxes, penalties or expenses (including attorneys’ fees and expenses and costs of investigation and litigation).

“Order” shall mean any judgment, order, direction, decree, stipulation, injunction, writ, charge or other restriction of any Governmental Authority.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Permitted Liens” means, collectively:

(a)	Those items set forth in Section 3.8 of the Disclosure Schedule;

(b)	Liens for Taxes not yet due and payable;

(c) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Acquired Assets;

(d) easements, rights of way, zoning ordinances and other similar encumbrances affecting leased real property which are not, individually or in the aggregate, material to the Business or the Acquired Assets, which do not prohibit or interfere with the current operation of any leased real property and which do not render title to any leased real property unmarketable;

(e) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business which are not, individually or in the aggregate, material to the Business or the Acquired Assets.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Authority (or any department, agency, or political subdivision thereof).

“Post-Closing Tax Period” shall mean any Tax period (or portion thereof) beginning on or after the day immediately following the Closing Date.

“Pre-Closing Tax Period” shall mean any Tax period (or portion thereof) that ends on or prior to the Closing Date.

“Professional” means any Person employed, engaged by or otherwise providing services for or on behalf of Seller, for which a license from any board or other Governmental Authority regulating professional services is required.

“Purchaser Material Adverse Effect” shall mean a material and adverse effect on (a) the results of the operations or financial condition or assets of Purchaser, or (b) the ability of Purchaser to consummate timely its obligations under this Agreement; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which Purchaser operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Seller; (vi) any matter of which Seller is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Purchaser; (ix) any natural or man-made disaster or acts of God; or (x) any failure by Purchaser to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Related Agreements” shall mean all agreements, instruments and documents executed and delivered under this Agreement or in connection herewith.

“Revenue(s)” means (i) where revenues are related to the making, use, sale of a product or service covered by the Business, a gross revenue minus the following documented expenses: refunds, allowance or credits for recalls (other than recalls arising out of Purchaser negligence, misconduct or fraud), rejected or returned products; excise, use, value added, and sales tax (other than income taxes); tariffs, import/export duties, and customs duties; normal and customary quantity, trade, and cash discounts (other than cash discounts for early payment) and sales commissions; freight, shipping, and insurance charges specifically included in the billing amount; and rebates required by government rule or regulation; (ii) where revenues are related to the licensing and/or the sale of any intellectual property, the agreed upon licensing fees, sales price, and/or other payments specified in the license and/or sales agreement minus reasonable, out of pocket expenses for outside counsel legal fees that are directly related to the licensing and/or sale.

“Seller’s Knowledge” shall mean the actual knowledge of [____], assuming reasonable investigation has been made regarding the relevant matter, after reviewing this Agreement.

“Seller Material Adverse Effect” shall mean a material and adverse effect on (a) the results of the operations or financial condition of the Business and/or the Acquired Assets, or (b) the ability of Seller to consummate timely its obligations under this Agreement; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser; (vi) any matter of which Purchaser is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Seller and the Business; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Tax” or “Taxes” shall mean any federal, state, local, or foreign taxes, charges, fees, duties, levies, or other assessments, including gross income, net income, gross receipts, net receipts, capital gains, gross proceeds, net proceeds, ad valorem, profits, license, payroll, employment, excise, severance, stamp, lease, occupation, equalization, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property (whether tangible or intangible), sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, charges or fees of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” shall mean any return (including estimated), declaration, report, claim for refund, or information return or statement relating to Taxes, filed, or to be filed, with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

PURCHASER:

CXR INC.

By:	/s/ Saagar Govil
Name:	Saagar Govil
Title:	CEO

SELLER:

CEMTREX, INC.

By:	/s/ Paul Wyckoff
Name:	Paul Wyckoff
Title:	CFO

DISCLOSURE SCHEDULES

Schedule 1.1(a)

Assumed Contracts

Schedule 1.1(b)
Inventories

Schedule 3.4(a)

Material Contracts

Schedule 3.4(b)

Schedule 3.5(b)

Indebtedness of the Business

None.

Schedule 3.6

Undisclosed Liabilities

None.

Schedule 3.7

Certain Developments

None.

Schedule 3.10(b)

Permits

None.

Schedule 3.11

Litigation

None.

Schedule 3.16(a)

Material Customers and Material Suppliers OnXRP

Schedule 3.16(b)

EXHIBIT A

Bill of Sale

BILL OF SALE

BILL OF SALE, made, executed and delivered on November 22, 2022, by Cemtrex, Inc., a Delaware corporation (“Seller”) and CXR, Inc., a Delaware corporation (“Buyer”).

WITNESSETH

WHEREAS, the Seller and the Buyer are parties to that certain Asset Purchase Agreement dated November 22, 2020 by and between Buyer and Seller (the “Agreement”), providing for, among other things, the transfer and sale to the Buyer of the Purchased Assets (such capitalized term and, except as defined herein, all other capitalized terms used herein shall have the same meanings ascribed to them in the Agreement), and on the terms and conditions provided in the Agreement.

WHEREAS, the Buyer and the Seller now desire to carry out the intent and purpose of the Agreement by the Seller’s execution and delivery to the Buyer of this instrument evidencing the sale, conveyance, assignment, transfer and delivery to the Buyer of the Purchased Assets, subject to the terms and conditions of the Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller does hereby, effective from and after the date hereof, sell, convey, assign, transfer and deliver unto the Buyer and its successors and assigns, forever, the entire right, title and interest in, to and under the Purchased Assets, subject to the terms and conditions of the Agreement and free and clear of Liens.

TO HAVE AND TO HOLD the Purchased Assets unto the Buyer, its successors and assigns, FOREVER. This Bill of Sale shall be construed and enforced in accordance with applicable federal law and the laws (other than the conflict of law rules) of the State of California.

In the event that any provision of this Bill of Sale is construed to conflict with a provision of the Agreement, the provision of the Agreement shall be deemed to be controlling.

This instrument shall be binding upon and shall inure to the benefit of the respective successors and assigns of the Seller and the Buyer.

IN WITNESS WHEREOF, this Bill of Sale has been duly executed and delivered by a duly authorized representative of the Seller on the date first above written.

BUYER

CXR, INC.

By:	/s/ Saagar Govil
Name:	Saagar Govil
Title:	CEO

SELLER

CEMTREX, INC.

By:	/s/ Paul Wyckoff
Name:	Paul Wyckoff
Title:	Interim CFO